January 2015 Pricing Sheet dated January 30, 2015 relating to Amendment No. 1 to Preliminary Terms No. 74 dated January 5, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Dual Directional Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due February 3, 2021
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – JANUARY 30, 2015
Issuer:	Morgan Stanley
Maturity date:	February 3, 2021
Valuation date:	January 29, 2021, subject to postponement for non-index business days and certain market disruption events
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$4,683,100
Payment at maturity:
If the final index value is greater than the initial index value:
$10 + leveraged upside payment
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:
$10 + ($10 x absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.  In no event will this amount exceed the stated principal amount plus $3.50.
If the final index value is less than the trigger level:
$10 × index performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of more than 35%, and possibly all, of your investment.

Leveraged upside payment:	$10 x leverage factor x index percent change
Leverage factor:	136%
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute index return.
Index performance factor:	final index value / initial index value
Initial index value:	3,351.44, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	2,178.436, which is 65% of the initial index value
Stated principal amount / Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	January 30, 2015
Original issue date:	February 4, 2015 (3 business days after the pricing date)
CUSIP / ISIN:	61764M562 / US61764M5629
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.620 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Trigger PLUS	$10.00	$0.30(1)
		$0.05(2)	$9.65
Total	$4,683,100	$163,908.50	$4,519,191.50
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The Trigger PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Trigger PLUS.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 74 dated January 5, 2015
Product Supplement for PLUS dated November 19, 2014      Index Supplement dated November 19, 2014        Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.